Exhibit 10.8

RESTRICTED STOCK UNIT AWARD AGREEMENT

2013 STOCK AWARD AND INCENTIVE PLAN

Name:
ID:
Address:
Date of Grant
Option Purchase Price Per Share	USD
Total Number of Options Granted
Total Purchase Price	USD

1.	Restricted Stock Units Award. Medtronic, Inc., a Minnesota corporation (the “Company”), hereby awards to the individual named above Restricted Stock Units, in the number and at the Grant Date set forth above. The Restricted Stock Units represent the right to receive shares of common stock of the Company (the “Shares”), subject to the restrictions, limitations, and conditions contained in this Restricted Stock Unit Award Agreement (the “Agreement”), in the Medtronic, Inc. 2013 Stock Award and Incentive Plan and in the Israeli Amendment thereto (the “Plan”). Unless otherwise defined in the Agreement, a capitalized term in the Agreement will have the same meaning as in the Plan. In the event of any inconsistency between the terms of the Agreement and the Plan, the terms of the Plan will govern. However, in the event of a conflict between the terms and conditions of the Plan or this Agreement and any Applicable Laws, the latter shall govern and prevail. Capitalized terms not defined in this Agreement shall have the meanings ascribed to them in the Plan.

2.	Vesting & Distribution. The Restricted Stock Units will vest 100% on the fourth anniversary of the Grant Date. The Company will issue to you a number of Shares equal to the number of your vested Restricted Stock Units (including any dividend equivalents described in Section 8, below) within six weeks following any vesting date, provided that you have been continuously employed by the Company and all other conditions and restrictions are met during the period beginning on the Grant Date and ending on the vesting date (the “Restricted Period”). Notwithstanding the preceding sentence, if you terminate employment during the Restricted Period due to death, Disability or Retirement, and all other conditions and restrictions are met during the Restricted Period, you will vest in your Restricted Stock Units on a pro rata basis (based on the length of time you were employed during the Restricted Period), and the Company will issue you a number of Shares equal to the number of your vested Restricted Stock Units (including any dividend equivalents described in Section 6, below) within six weeks following your separation from service. Upon termination of your employment during the Restricted Period for any reason other than death, Disability or Retirement, the Restricted Stock Units will automatically be forfeited in full and canceled by the Company as of 11:00 p.m. CT (midnight ET) on the date of such termination of employment. For purposes of this Agreement, the terms “Disability” and “Retirement” shall have the meanings ascribed to those terms under any retirement plan of the Company which is qualified under Section 401 of the Code (which currently provides for retirement on or after age 55, provided you have been employed by the Company and/or one or more Affiliates for at least ten years, or retirement on or after age 62), or under any disability or retirement plan of the Company or any Affiliate applicable to you due to employment by a non-U.S. Affiliate or employment in a non-U.S. location, or as otherwise determined by the Committee.

3.	Forfeiture. If you have received or are entitled to receive delivery of Shares as a result of this Restricted Stock Units award within the period beginning six months prior to termination of your employment with the Company or any Affiliate and ending when the Restricted Stock Units award terminates or is canceled, the Company, in its sole discretion, may require you to return or forfeit the cash and/or Shares received or receivable with respect to this Restricted Stock Units award, in the event that you engage in any of the following activities:

a.	performing services for or on behalf of any competitor of, or competing with, the Company or any Affiliate, within six months of the date of your Termination of Employment;

b.	unauthorized disclosure of material proprietary information of the Company or any Affiliate;

c.	a violation of applicable business ethics policies or business policies of the Company or any Affiliate; or

d.	any other occurrence determined by the Committee.

The Company’s right to require forfeiture must be exercised not later than 90 days after the Company acquires actual knowledge of such an activity, but in no event later than 12 months after your termination of employment with the Company or any Affiliate. Such right shall be deemed to be exercised upon the Company’s mailing written notice of such exercise to your most recent home address as shown on the personnel records of the Company. In addition to requiring forfeiture as described herein, the Company may exercise its rights under this Section 3 by terminating this Restricted Stock Units award.

If you fail or refuse to forfeit the cash and/or shares of Common Stock demanded by the Company (adjusted for any events described in Section 3.4 of the Plan), you shall be liable to the Company for damages equal to the number of Shares demanded times the highest closing price per share of the Common Stock during the period between the date of termination of your employment with the Company or any Affiliate and the date of any judgment or award to the Company, together with all costs and attorneys’ fees incurred by the Company to enforce this provision.

4.	Trustee. The following provisions shall apply for the purpose of the tax benefits under Section 102 of the Ordinance.

a.	Restricted Period Per Section102. In accordance with the requirements of Section 102(b)(2) as now in place and as may be amended in the future, the Restricted Stock Units to be issued shall be issued to the Participant and held in trust by the Trustee for the benefit of Participant for a period of no less than twenty four (24) months from the Date of Grant and the date of placement with a Trustee (during the Restricted Period per Section 102 the Participant will not be allowed to order the Trustee to sell the Restricted Stock Units held by him/her on behalf of the Participant or transfer the Restricted Stock Units from Trustee’s hands).

In order to apply the tax benefits of Section 102, the Restricted Stock Units may not be sold or transferred (other than through a transfer by will or by operation of law), and no power of attorney or transfer deed shall be given in respect thereof (other than a power of attorney for the purpose of participation in general meetings of shareholders).

b.	End of Restricted Period Per Section 102. Upon the completion of the Restricted Period Per Section 102 as now in place and as may be amended in the future, Participant shall be entitled to receive from the Trustee the Restricted Stock Units, which have vested, subject to the provisions of the Plan concerning the continued employment of Participant at the Company or any Parent or Subsidiary of the Company, and subject to any other provisions set forth herein or in the Plan, and Participant shall be entitled to sell the Restricted Stock Units or Shares thereby obtained subject to the other terms and conditions of this Agreement and the Plan, including the provisions relating to the payment of tax set forth below.

5.	Additional Rights. The Restricted Stock Units and any additional rights that may be distributed to you in connection with the Restricted Stock Units (the “Additional Rights”) shall be allocated on your behalf to the Trustee (the “Trustee”).

6.	Cash-Out Transaction. Notwithstanding anything in the Plan or this Agreement to the contrary, upon the vesting of your Restricted Stock Units, Shares will be issued in the Trustee’s name and held by him/her. The Company, in its sole discretion, upon the completion of the Restricted Period per Section 102 may require that the Trustee shall immediately sell your Shares, and you shall receive a cash payment equal to the fair market value of the Shares as of that date. You will not be issued Shares of the Company.

7.	Change of Control. Notwithstanding anything in Section 2 to the contrary, if a Change in Control of the Company, within the meaning of both the Plan and Section 409A of the Code, occurs during the Restricted Period, and all other conditions and restrictions are met during the Restricted Period, then the Restricted Stock Units will become 100% vested upon such Change in Control and, if the Restricted Period per Section 102 has been completed, the Company will issue to you a number of Shares equal to the number of your Restricted Stock Units (including any dividend equivalents described in Section 8 below) within six weeks following the Change in Control. If the Restricted Period per Section 102 has not been completed, the sale of shares may result in a valuation per Section 102 of the Israeli Tax Ordinance.

8.	Dividend Equivalents. Subject to the terms and conditions of this Agreement and of Section 102, you are entitled to receive dividend equivalents on the Restricted Stock Units generally in the same manner and at the same time as if each Restricted Stock Unit were a Share. These dividend equivalents will be credited to you in the form of additional Restricted Stock Units.

9.	Withholding Taxes. You are responsible for payment of any federal, state, local or other taxes which must be withheld upon the exercise, disposition or transfer of the Restricted Stock Units, and you must promptly pay to the Company any such taxes. The Company and its subsidiaries are authorized to deduct from any payment owed to you any taxes required to be withheld with respect to the Shares, including social security and Medicare (FICA) taxes and federal, state and local income tax with respect to income arising from the exercise or the transfer of the Restricted Stock Units. The Company shall have the right to require the payment of any such taxes before issuing any Shares pursuant to the transfer of the Restricted Stock Units.

10.	Limitation of Rights. Except as set forth in the Agreement, until the Shares are issued to you in settlement of your Restricted Stock Units, you do not have any right in, or with respect to, any Shares (including any voting rights) by reason of the Agreement. Further, you may not transfer or assign your rights under the Agreement and you do not have any rights in the Company’s assets or an Affiliate’s assets that are superior to a general, unsecured creditor of the Company or the Affiliate by reason of the Agreement.

11.	Amendments to Agreement Under Section 409A of the Code. You acknowledge that the Agreement and the Plan, or portions thereof, may be subject to Section 409A of the Internal Revenue Code; that it is anticipated that comprehensive rules interpreting this Code section will be issued; and that changes may need to be made to the Agreement to avoid adverse tax consequences to you under Section 409A. You agree that following the issuance of such rules, the Company may amend the Agreement as it deems necessary or desirable to avoid such adverse tax consequences; provided, however, that the Company shall accomplish such amendments in a manner that preserves your intended benefits under the Agreement to the greatest extent possible.

12.	No Employment Contract. Nothing contained in the Plan or Agreement creates any right to your continued employment or otherwise affects your status as an employee at will. You hereby acknowledge that the Company, its Affiliates and you each have the right to terminate your employment at any time for any reason or for no reason at all.

13.	Compliance. You and the Company’s Affiliate agree to comply with related legal requirements under applicable laws, including tax law requirements.

14.	Confidentiality. You agree and acknowledge that the terms and conditions of this Agreement, including without limitation the number of Restricted Stock Units for which you have been granted, are confidential. You agree that you will not disclose these terms and conditions to any third party, except to the your financial or legal advisors, tax advisors or family members, unless such disclosure is required by law.

15.	Agreement. You agree to be bound by the terms and conditions of this Agreement, the Plan and the Participant Approval set forth hereunder. Your signature is not required in order to make this Agreement effective.

Participant Approval:

I hereby agree that the Award and Additional Rights granted to me, shall be allocated to the Trustee under provisions of the Capital Gains Tax Track and shall be held by the Trustee for the period stated in Section 102 and in accordance with the provisions of the Trust Agreement, or for a shorter period if an approval is received from the tax authorities.

I am aware of the fact that upon termination of my employment in the Company, I shall not have a right to the Awards, except as specified in the Plan.

I hereby confirm that:

1.	I read the Plan and I understand and accept its terms and conditions. I am aware of the fact that the Company agrees to grant me the Award based on my confirmation;

2.	I understand the provisions of Section 102 and the applicable tax track of this grant of Award;

3.	I agree to the terms and conditions of the Trust Agreement;

4.	Subject to the provisions of Section 102, I confirm that I shall not sell nor transfer the Award, Shares or Additional Rights from the Trustee until the end of the Restricted Period Per Section 102;

5.	If I shall sell or withdraw the shares from the Trust before the end of the Restricted Period as defined in Section 102 (“Violation”), either (A) I shall reimburse the Company within three (3) days of its demand for the employer portion of the payment by the Company to the National Insurance Institute plus linkage and interest in accordance with the law, as well as any other expense that the Company shall bear as a result of the said Violation (all such amounts defined as the “Payment”) or (B) I agree that the Company may, in its sole discretion, deduct such amounts directly from any monies to be paid to me as a result of my disposition of the Shares;

6.	I understand that: (i) the Company intends to issue additional Awards in the future to employees and service providers, as the Company in its sole discretion shall determine; and (ii) the Company may increase its share capital by new securities in such amount as it finds expedient; and I hereby waive any claim and/or demand I have or may have regarding such issuance or increase;

7.	I understand that this grant of Award is conditioned upon the receipt of all required approvals from the tax authorities; and

8.	I hereby confirm that I read this Agreement and Approval of Participant thoroughly, received all the clarifications and explanations I requested, I understand the contents of this Agreement and Approval of Participant and the obligations I undertake in signing it.

Name of Participant	Signature	Date

Accompanying this Agreement are instructions for accessing the Plan and the Plan Summary (prospectus) from the Administrator’s Internet website or HROC – Stock Administration’s intranet website. You may also request written copies by contacting HROC—Stock Administration at 763.514.1500.

HROC—Stock Administration

Medtronic, Inc.

710 Medtronic Parkway NE MS LS195

Minneapolis, MN 55432-5604